                                MERGER AGREEMENT


                                      AMONG


                               SPORTS-GUARD, INC.


                           RCP ENTERPRISES GROUP, INC.


                                       AND


                           RCP ENTERPRISES GROUP, LLC

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
1.     The Merger...........................................................  1
           1.1.  Effective Time.............................................  1
           1.2.  Conversion of Membership Interests.........................  2
           1.3.  Restricted Securities......................................  2
           1.4.  Certificate of Incorporation...............................  3
           1.5.  Bylaws.....................................................  3
           1.6.  Dissenters' Rights.........................................  3
           1.7.  Directors..................................................  3

2.     Representations, Warranties and Agreements of RCP and RCP Members....  3
           2.1.  Due Organization...........................................  3
           2.2.  Corporate Authority........................................  4
           2.4.  Financial Statements.......................................  4
           2.5.  No Undisclosed Liabilities.................................  4
           2.6.  Title To Properties........................................  4
           2.7.  Compliance with Laws; Litigation...........................  4
           2.8.  Tax Returns................................................  5
           2.9.  Full Disclosure............................................  5
           2.10. Manager Action.............................................  5
           2.11. Title to RCP Units.........................................  5
           2.12. Continuity of Business Enterprise..........................  5
           2.13. No Intent to Sell..........................................  5

3.     Representations, Warranties and Agreements of Parent and Merger
Subsidiary..................................................................  5
           3.1.  Organization of Parent and Merger Subsidiary...............  6
           3.2.  Corporate Authority........................................  6
           3.3.  Capitalization.............................................  6
           3.4.  No Undisclosed Liabilities.................................  6
           3.5.  Compliance with the Laws; Litigation.......................  7
           3.6.  Tax Returns................................................  7
           3.7.  Full Disclosure............................................  7
           3.8.  Board Action...............................................  7

4.     Action Prior to the Effective Time...................................  7
           4.1.  Approval of RCP Members....................................  7
           4.2.  Accuracy of Representations and Warranties.................  8
           4.3.  Closing....................................................  8

                                      (i)

5.     Conditions Precedent to Obligation of Parent and Merger Subsidiary...  8
           5.1.  No Adverse Change; Corporate Action........................  8
           5.2.  No Litigation..............................................  8
           5.3.  Securities Laws............................................  8

6.     Conditions Precedent to Obligation of RCP............................  8
           6.1.  Accuracy of Representations and Warranties; Performance
                 of Obligations.............................................  8
           6.2.  No Litigation..............................................  9
           6.3.  Additional Conditions......................................  9

7.     Other Provisions.....................................................  9
           7.1.  Governing Law..............................................  9
           7.2.  Waiver.....................................................  9
           7.3.  Survival...................................................  9
           7.4.  No Indemnification.........................................  9

8.     Titles and Headings..................................................  9

9.     Notices.............................................................. 10

10.    Assignment........................................................... 10

11.    Counterparts......................................................... 10

12.    Amendment............................................................ 10

Exhibit A - RCP Member Units Ownership




                                      (ii)

                                MERGER AGREEMENT

        THIS MERGER AGREEMENT, made and entered into as of this 31st day of October, 1997, by and among RCP ENTERPRISES GROUP, LLC, a limited liability company established and governed under the laws of the State of Ohio ("RCP" or "Target"), RCP ENTERPRISES GROUP, INC., a corporation established and governed under the laws of the State of Delaware ("Merger Subsidiary"), Target and Merger Subsidiary being hereinafter sometimes called the "Constituent Companies" and Merger Subsidiary being hereinafter sometimes called the "Surviving Company", and SPORTS-GUARD, INC., a Delaware corporation ("Parent") (Parent joining as an additional party, not being a Constituent Company).


                               W I T N E S S E T H
                               - - - - - - - - - -

        Merger Subsidiary and Target propose to merge pursuant to this Merger Agreement (the "Merger Agreement"), which provides for the merger of Target with and into Merger Subsidiary, with Merger Subsidiary as the surviving company (the "Merger"), pursuant to the applicable laws of the States of Delaware and Ohio, at the Effective Time, as defined herein, with the intent to qualify the transactions provided for herein as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Contemporaneously herewith, Parent has entered into a merger agreement with Tio Cigars, Inc., an Ohio corporation ("Tio"), whereby Tio will merge with and into a wholly-owned subsidiary of Parent, with such wholly-owned subsidiary as the surviving corporation and in which Tio shareholders shall receive Parent shares (the "Tio Merger"). This Merger Agreement records the representations and warranties made by Parent, Merger Subsidiary and Target in connection with the instant Merger, sets forth certain covenants and agreements of the parties, provides conditions to the obligations of the parties and sets forth other provisions relating to the Merger.

        NOW, THEREFORE, Parent, Merger Subsidiary and Target in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree as follows:


                                A G R E E M E N T
                                - - - - - - - - -

        1. THE MERGER. At the Effective Time (as hereinafter defined) of the Merger, Target shall be merged with and into Merger Subsidiary by statutory merger; the separate existence of Target shall cease and Merger Subsidiary shall be the surviving corporation, and on the following terms and conditions:

               1.1. EFFECTIVE TIME. The Merger shall be effective (the "Effective Time") when this Merger Agreement and/or appropriate certificates of its approval and adoption and acknowledgments shall have been filed with the Secretary of State of Delaware.

               1.2. CONVERSION OF MEMBERSHIP INTERESTS. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof:

                      1.2.1. Each of the units of RCP membership interest ("RCP Units") held by RCP members as described in Appendix A (the "RCP Members"), which shall be outstanding immediately prior to the Effective Time and other than RCP Units which are dissenting units, shall cease to be outstanding and shall be converted into shares of common stock, $.01 par value, of Parent ("Parent Common Stock") at a ratio of Three Thousand (3,000) shares of Parent Common Stock for each one (1) RCP Unit. The foregoing exchange ratio includes the effect of a proposed one-for-ten reverse split of Parent Common Stock to be effected prior to the Effective Time (i.e., an aggregate of 3,000,000 shares of Parent Common Stock will be issued to the RCP Members). Holders of certificates which represent the RCP Units shall thereafter have no rights as members of Target. Except for issuance of stock by Parent in the Tio Merger, after the date of this Merger Agreement and prior to the Effective Time, neither Parent nor Target shall declare or pay to its shareholders and members, respectively, of record a stock dividend or distribution upon the Parent Common Stock or the RCP Units, as the case may be, or subdivide, split up, reclassify or combine the Parent Common Stock or the RCP Units, as the case may be, or make any other distribution of securities or property in respect of the Parent Common Stock or the RCP Units, as the case may be or otherwise effect any capital reorganization.

                      1.2.2. From and after the Effective Time, each holder of a certificate theretofore representing issued and outstanding RCP Units (but not including RCP Units which are dissenting units within the meaning of the Ohio Limited Liability Company Act) shall, upon the surrender of such certificates to Parent, be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent Common Stock into which the RCP Units theretofore represented by the certificate or certificates so surrendered shall have been converted pursuant to subsection 1.2.2 above. From and after the Effective Time, until so surrendered, each certificate theretofore representing RCP Units (except for certificates representing dissenting units) shall be deemed for all corporate purposes to evidence the number of shares of Parent Common Stock into which such RCP Units shall have been converted.

               1.3. RESTRICTED SECURITIES. The Parent Common Stock to be issued in exchange for the RCP Units has not been registered under the Securities Act of 1933, as amended, by reason of an exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration and each certificate representing the Parent Common Stock will be endorsed with the following legends and any legend required to be placed thereon by applicable state securities laws:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT."

               1.4. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Subsidiary shall continue to be the Certificate of Incorporation of the Surviving Company immediately after the Effective Time.

               1.5. BYLAWS. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall continue to be the Bylaws of the Surviving Company immediately after the Effective Time.

               1.6. DISSENTERS' RIGHTS. Parent and RCP shall take all actions mandated by the Ohio Limited Liability Company Act to permit and satisfy the exercise of rights of dissent and appraisal by holders of RCP Units.

               1.7. DIRECTORS. The Board of Directors of the Surviving Company at and as of the consummation of the transactions contemplated herein shall be as set forth on Schedule 1.7 hereto.

        2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF RCP AND RCP MEMBERS. As an inducement to Parent and Merger Subsidiary to enter into this Merger Agreement and to consummate the transactions contemplated herein, RCP, and the RCP Members as to Sections 2.11 and 2.13 only, represent and warrant to Parent and Merger Subsidiary and agree as follows:

               2.1. DUE ORGANIZATION. RCP is a limited liability company duly organized and validly existing in good standing under the laws of the State of Ohio, and has full corporate power and authority to own or lease its properties and to carry on its business as now conducted. RCP is duly licensed, qualified to do business and in good standing as a foreign corporation in each jurisdiction in which its failure to be so licensed or qualified would have a material adverse effect on its business taken as a whole.

               2.2. CORPORATE AUTHORITY. The execution, delivery and performance by RCP of this Merger Agreement has been duly authorized and approved by its Managers, subject to approval of the Merger contemplated herein by its members pursuant to section 4.1 hereof, and neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby, nor compliance with nor fulfillment of the terms and provisions herein, will:
(i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Organization or Operating Agreement of RCP, any material agreement, instrument or judgment to which it is a party or by which it is bound or any statute or regulatory provisions affecting RCP; (ii) give any party to or with rights under any such agreement, instrument or judgment the right to terminate, modify or otherwise change the material rights or obligations of RCP under such agreement, instrument or judgment; or (iii) require the approval, consent or authorization of any Federal, state or local court, governmental authority or regulatory body, other than in connection with or in compliance with the provisions of Sections 1705.36 through 1705.42 of the Ohio Limited Liability Company Act and Federal or state securities or antitrust laws. RCP has, and will have at the Effective Time, full corporate power and corporate authority to complete the merger with Merger Subsidiary pursuant to this Merger Agreement and to do and perform all acts and things required to be done by RCP under the Merger Agreement, subject to compliance with the provisions of the Ohio Limited Liability Company Act and Federal or state securities or antitrust laws.

               2.3. SUBSIDIARIES. RCP has no subsidiaries and no ownership interest in any other entities.

               2.4. FINANCIAL STATEMENTS. RCP has furnished to Parent its balance sheet as of July 31, 1997 and its statement of income for the seven month period ended July 31, 1997 (collectively the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and are correct and complete in all material respects and fairly present the financial position of RCP as of the date of such balance sheet and the results of its operations for the period indicated. The Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               2.5. NO UNDISCLOSED LIABILITIES. Except as set forth in the Financial Statements, RCP has no material liabilities, fixed or contingent, other than liabilities incurred since July 31, 1997 in the ordinary course of business or as previously disclosed to Parent.

               2.6. TITLE TO PROPERTIES. RCP has good, valid and marketable title to all of the properties and assets reflected in the Financial Statements. Except as set forth in the Financial Statements, all such properties and assets are free and clear of all liens, claims, charges, security interests or other encumbrances.

               2.7. COMPLIANCE WITH LAWS; LITIGATION. RCP is not in default in any material respect under any material agreement, lease or other document to which it is a party, nor has RCP received written notice of or is, to the knowledge of any executive officer of RCP, in material violation of any law or order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality and there are no material lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of any executive officer of RCP, threatened against RCP or against its properties or business, nor is there any reasonable basis known to RCP for any such action and there is no action, suit, proceeding or investigation pending, threatened or, to the knowledge of RCP, contemplated which questions the legality, validity or propriety of the transactions contemplated by this Merger Agreement.

               2.8. TAX RETURNS. RCP has (i) filed or has caused to be filed all federal, state and local franchise, income, sales, gross receipts and all other tax returns and statements required to be filed by RCP or on its behalf and which were due prior to the date of this Merger Agreement (the "Tax Returns and Statements") and (ii) paid within the time and in the manner prescribed by law all taxes due prior to the date of this Merger Agreement. No tax assessment or deficiency has been made against RCP nor has any notice been given of any actual or proposed assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside.

               2.9. FULL DISCLOSURE. No representation or warranty by RCP in this Merger Agreement or any written information, documents or memoranda furnished or to be furnished by RCP or any of its authorized representatives to Parent or Merger Subsidiary or any of their representatives is false or misleading in any material respect or omits to state a material fact required to be stated therein or necessary in order to make any of the statements therein not misleading.

               2.10. MANAGER ACTION. The Managers of RCP, by requisite vote, determined that the Merger is in the best interests of RCP and its members, approved the Merger Agreement and recommended approval and adoption of the Merger Agreement by the members of RCP.

               2.11. TITLE TO RCP UNITS. Each RCP Member owns and holds title to, and will at the Effective Time own and hold title to, respectively, the RCP Units of Membership Interest (or units) now (and at Effective Time to be) owned by him or her, as set forth in Exhibit A, free and clear of any lien, charge or encumbrance of any kind.

               2.12. CONTINUITY OF BUSINESS ENTERPRISE. RCP operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, within the meaning of Treasury Regulation ss. 1.368-1(d) promulgated under the Internal
Revenue Code.

               2.13. NO INTENT TO SELL. No RCP Member has, or at the Effective Time will have, any present plan, intention or arrangement to sell, transfer or otherwise in any manner dispose of any of the Parent Common Stock to be issued to such Member pursuant to the merger.

        3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PARENT AND MERGER SUBSIDIARY. As an inducement to RCP to enter into this Merger Agreement and to consummate the transactions contemplated herein, Parent and Merger Subsidiary hereby represent and warrant to RCP and its members and agree as follows:

               3.1. ORGANIZATION OF PARENT AND MERGER SUBSIDIARY. Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a directly and wholly owned subsidiary of Parent; Parent and Merger Subsidiary each has full corporate power and authority to consummate the Merger as provided herein and Parent has full corporate power to own or lease its properties and to carry on its business as it is currently conducted. Parent is duly licensed, qualified to do business and in good standing as a foreign corporation in each jurisdiction in which its failure to be so licensed or qualified would have a material adverse effect on its business taken as a whole.

               3.2. CORPORATE AUTHORITY. The execution, delivery and performance by Parent and Merger Subsidiary of this Merger Agreement have been duly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary, subject to the approval of the shareholders of Parent pursuant to section 4.1, and neither the execution nor delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby, nor compliance with nor fulfillment of the terms and provisions herein, will, (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or Bylaws of Parent, the Certificate of Incorporation or Bylaws of Merger Subsidiary or any material agreement, instrument or judgment to which Parent or Merger Subsidiary is a party or by which either is bound or any statute or regulatory provisions affecting Parent or Merger Subsidiary, (ii) give any party to or with rights under any such agreement, instrument or judgment the right to terminate, modify or otherwise change the material rights or obligations of Parent or Merger Subsidiary under such agreement, instrument or judgment, or (iii) require the approval, consent or authorization of any Federal, state or local court, governmental authority or regulatory body, other than in connection with or in compliance with the provisions of the Delaware General Corporation Law and Federal or state securities or antitrust laws. Merger Subsidiary has, and will have at the Effective Time, full corporate power and corporate authority to merge with RCP pursuant to this Merger Agreement and Parent and Merger Subsidiary will have at the Effective Time, full corporate power and corporate authority to do and perform all acts and things required to be done by them under this Merger Agreement, subject to compliance with the provisions of the Delaware General Corporation Law and Federal or state securities or antitrust laws.

               3.3. CAPITALIZATION. The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock, $.01 par value, of which following the Merger and the Tio Merger, up to 6,167,700 shares will be issued and outstanding. The shares of Parent Common Stock to be issued to the members of RCP pursuant to this Merger Agreement will, when issued and delivered in accordance with the terms of this Merger Agreement, will be validly issued, fully paid and non-assessable, and not subject to preemptive rights.

               3.4. NO UNDISCLOSED LIABILITIES. Parent has no material undisclosed liabilities, either fixed or contingent.

               3.5. COMPLIANCE WITH THE LAWS; LITIGATION. Neither Parent or Merger Subsidiary is in default in any material respect under any material agreement, lease or other document to which it is a party, or has received written notice of or is, to the knowledge of any executive officer of Parent or Merger Subsidiary, in material violation of any law or order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. There are no material lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of any executive officer of Parent or Merger Subsidiary, threatened against Parent or Merger Subsidiary or against its properties or business, nor is there any reasonable basis known to Parent or Merger Subsidiary for any such action and there is no action, suit, proceeding or investigation pending, threatened or, to the knowledge of Parent or Merger Subsidiary, contemplated which questions the legality, validity or propriety of the transactions contemplated by this Merger Agreement.

               3.6. TAX RETURNS. Parent has (i) filed or has caused to be filed all federal, state and local franchise, income, sales, gross receipts and all other tax returns and statements required to be filed by Parent or on its behalf and which were due prior to the date of this Merger Agreement (the "Tax Returns and Statements") and (ii) paid within the time and in the manner prescribed by law all taxes due prior to the date of this Merger Agreement. The Tax Returns and Statements are true, complete and accurate in all material respects. No tax assessment or deficiency has been made against Parent nor has any notice been given of any actual or proposed assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside.

               3.7. FULL DISCLOSURE. No representation or warranty by Parent and Merger Subsidiary to RCP under this Merger Agreement or any of the written information, documents or memoranda furnished or to be furnished by Parent or any of its authorized representatives to RCP or any of its representatives is false or misleading or omits to state a material fact required to be stated therein or necessary in order to make any of the statements therein not misleading.

               3.8. BOARD ACTION. The Board of Directors of Parent, by requisite vote, determined that the Merger is in the best interests of Parent and approved the Merger Agreement.

        4. ACTION PRIOR TO THE EFFECTIVE TIME. The parties covenant to take the following action between the date hereof and the Effective Time:

               4.1. APPROVAL OF RCP MEMBERS. RCP will obtain the approval of its members for the Merger on the terms and conditions set forth in this Merger Agreement and in connection therewith will comply fully with the applicable provisions of the Ohio Limited Liability Company Act relating to the calling and holding of a meeting of members or the action of members without a meeting for such purpose.

               4.2. ACCURACY OF REPRESENTATIONS AND WARRANTIES. RCP and Parent shall refrain from taking any action which would render any representation and/or warranty contained in paragraphs 2 and 3 of this Merger Agreement inaccurate as of the Effective Time. Parent will promptly notify RCP of any lawsuits, claims, proceedings or investigations that may be threatened, brought, asserted or commenced against Parent or its subsidiary or any of their officers or directors (i) involving in any way the Merger or (ii) which might have a material adverse impact on the business, properties or assets of Parent, taken as a whole. RCP will promptly notify Parent of any lawsuits, claims, proceedings or investigations that may be threatened, brought, asserted or commenced against RCP or its officers or directors (i) involving in any way the Merger or (ii) which might have a material adverse impact on the business, properties or assets of RCP, taken as a whole.

               4.3. CLOSING. The transactions contemplated in this Merger Agreement shall be closed at the offices of RCP and this Merger Agreement and Articles of Merger shall be filed promptly following such closing.

        5. CONDITIONS PRECEDENT TO OBLIGATION OF PARENT AND MERGER SUBSIDIARY. The obligation of Parent and Merger Subsidiary to effect the Merger is subject to the satisfaction on or prior to the Effective Time of each of the following conditions:

               5.1. NO ADVERSE CHANGE; CORPORATE ACTION. No material adverse change shall have occurred in the assets, liabilities, business, operations, properties, prospects or condition (financial or otherwise) of RCP. RCP shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Merger Agreement to be performed and complied with by it at or prior to the Effective Time.

               5.2. NO LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Merger Agreement and no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               5.3. SECURITIES LAWS. Parent shall have received all necessary permits and otherwise complied with any state Blue Sky, securities, tender offer or take-over laws applicable to the issuance of shares of Parent Common Stock in connection with the Merger. Parent agrees to use its best efforts promptly to accomplish the foregoing.

        6. CONDITIONS PRECEDENT TO OBLIGATION OF RCP. The obligation of RCP to effect the Merger is subject to the fulfillment at or prior to the Effective Time each of the following conditions:

               6.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Parent and Merger Subsidiary contained in this Merger Agreement, or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct on and as of the Effective Time as though such representations and warranties were made at and as of such time. Parent shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Merger Agreement to be performed and complied with by it at or prior to the Effective Time.

               6.2. NO LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Merger Agreement and no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               6.3.  ADDITIONAL CONDITIONS.

                      (a) Parent shall have completed the Tio Merger.

                      (b) Parent shall have effected a one-for-ten reverse split of the Parent Common Stock.

        7.     OTHER PROVISIONS.

               7.1. GOVERNING LAW. This Merger Agreement shall be construed and interpreted according to the laws of the State of Ohio, the Ohio Limited Liability Company Act and the Ohio General Corporation Law shall be applicable to approval of the Merger by the managers and members of RCP and to the Merger Subsidiary and to the procedures relating to filing of the Merger Agreement and Articles of Merger with the Secretary of State of Ohio.

               7.2. WAIVER. To the extent otherwise permitted by applicable law any party may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject.

               7.3. SURVIVAL. The representations and warranties of RCP, Merger Subsidiary and Parent contained herein shall survive the Effective Time.

               7.4. NO INDEMNIFICATION. Except as set forth in this Merger Agreement, there shall be no agreement, express or implied, to indemnify RCP, Merger Subsidiary or Parent with respect to the respective covenants, representations or warranties expressed herein.

        8. TITLES AND HEADINGS. The titles and headings contained in this Merger Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

        9. NOTICES. All notices, requests, demands, and other communications given, or required to be given pursuant to the terms of this Merger Agreement shall be in writing and may be delivered in person (by hand, messenger, or other confirmable form of delivery), or be sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or by Federal Express or other nationally recognized overnight courier service, addressed as follows, or by facsimile transmission, to the following respective numbers, followed by a copy being delivered in person, by mail, or by overnight courier as specified herein:

        If to RCP:            RCP Enterprises Group, LLC
                              Attention:  Richard C. Peplin, Jr., Manager
                              25100 Detroit Road
                              Westlake, Ohio 44145

        If to Parent or
        Merger Subsidiary:    Sports-Guard, Inc.
                              c/o Invest L'Inc. Partners, LLC
                              1901 N. Roselle Road, Suite 1030
                              Schaumburg, Illinois 60195

Either party may, by written notice to the other, specify a different address or numbers for notice purposes. Any notice sent to the party to whom it is addressed in accordance with this paragraph will be deemed to have been given
(i) when received, if personally delivered; (ii) if sent by registered or certified mail, return receipt requested, upon the date of delivery shown on the receipt card, or if no date is shown, the postmark thereon; (iii) if sent via Federal Express or other nationally recognized overnight courier, one (1) business day after deposit with such overnight courier; or (iv) if sent by facsimile transmission, on the day on which it is sent, if receipt of transmission is confirmed by telephone. If notice is received on a Saturday, Sunday or legal holiday, it will be deemed to have been given and received on the next following business day.

        10. ASSIGNMENT. This Merger Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns, provided that neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

        11. COUNTERPARTS. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        12. AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the members of RCP, but after any such approval by the members of RCP, no amendment shall be made without further approval by the managers of RCP and the board of directors of Merger Subsidiary and by the board of directors of Parent, if such amendment would materially or adversely affect the members, would amend the certificate of incorporation, or would affect the amount or kind of stock, securities or other consideration to be exchanged under this Agreement.

        IN WITNESS WHEREOF, the undersigned directors, officers and managers of the respective parties of this Merger Agreement, pursuant to authority duly given by their respective Board of Directors and Managers, have caused this Merger Agreement to be duly executed.

                            Constituent Corporations:

                            RCP ENTERPRISES GROUP, LLC,
                            an Ohio limited liability company



                             By:
                                 ------------------------------
                                 Richard C. Peplin, Jr., Manager


                             RCP ENTERPRISES GROUP, INC.
                             a Delaware corporation



                             By:
                                -------------------------------
                                Troy D. Wiseman, President



                             Additional Party:

                             SPORTS-GUARD, INC.,
                             a Delaware corporation



                              By:
                                 ------------------------------
                                 Troy D. Wiseman, President

IN WITNESS WHEREOF, as to Sections 2.11 and 2.13 only, the undersigned RCP Members have duly executed this Agreement.

RCP Members:



RICHARD C. PEPLIN, JR.



LAKEWOOD MFG. CO.


By:
   -------------------------------
   Richard C. Peplin, Jr., President

                                    EXHIBIT A

                       RCP MEMBERSHIP INTERESTS OWNERSHIP



           Member                       Number of Units
-----------------------------        ----------------------
Richard C. Peplin, Jr.                        700
Lakewood Mfg. Co.                             300